SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 31, 2006

SIGA TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-23047	13-3864870
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. employer identification no.)

420 Lexington Avenue, Suite 408 New York, New York (Address of principal executive offices)	10170 (Zip code)

Registrant’s telephone number, including area code: (212) 672-9100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

❒ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❒ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❒ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry Into a Material Definitive Agreement.

In anticipation of the closing of the proposed merger with Pharmathene, Inc., announced March 14, 2006, SIGA Technologies, Inc., a Delaware corporation (“SIGA”) and Dr. Bernard L. Kasten, its Chief Executive Officer, today announced Dr. Kasten’s agreement to resign his employment with SIGA, effective the earlier of April, 30 2006 or Dr. Kasten’s obtaining new employment (the “Remaining Tenure”). In connection with such agreed upon resignation, SIGA and Dr. Kasten entered into a Separation Agreement dated March 31, 2006 (the “Separation Agreement”). The following summary of certain provisions of the Separation Agreement is qualified in its entirety by reference to the complete Separation Agreement, a copy of which is filed as Exhibit 10.1 hereto.

Through September 16, 2006 (the “Separation Period”), Dr. Kasten will receive his salary on the existing terms and conditions as set forth in his Employment Agreement with SIGA, dated July 2, 2004 (the “Employment Agreement”) in lieu of any other severance or payment. Concurrently with the execution of the Separation Agreement, SIGA and Dr. Kasten are also amending Dr. Kasten’s Incentive Stock Option Agreement such that Dr. Kasten’s “Milestone Options” (as such term is defined in the Employment Agreement) are cancelled and Dr. Kasten’s “Time Vested Options” (as such term is defined in the Employment Agreement) are amended such that with respect to the Time Vested Options which have not vested as of the date of the Separation Agreement, such options will vest as follows: with respect to 166,666 shares as of July 2, 2006 and with respect to the remaining 83,334 shares, as of January 2, 2007. Time Vested Options granted to Dr. Kasten which have vested prior to the date of the Separation Agreement shall remain unchanged.

Dr. Kasten will also be permitted to continue to receive medical and/or dental insurance benefits under the relevant SIGA plans until (i) the end of the Remaining Tenure, (ii) he becomes entitled to Medicare or (iii) he becomes eligible for coverage under medical and/or dental insurance benefit plans, as the case may be, of another employer through his future employment, whichever occurs first.

The Separation Agreement also contains mutual non-disparagement and release terms, requires that Dr. Kasten remain available to SIGA on a reasonable basis for transitional purposes during the Separation Period and requires SIGA to indemnify Dr. Kasten under the terms of its certificate of incorporation and bylaws for acts relating to his employment.

Item 1.02. Termination of a Material Definitive Agreement.

See Item 1.01 above for a description of the terms of the Separation Agreement, which, among other things, terminates the Employment Agreement. A copy of the Employment Agreement was included as Exhibit 10.1 to SIGA’s Quarterly Report on Form 10-QSB filed on August 16, 2004 and the description of the Employment Agreement above does not purport to be complete and is qualified in its entirety by reference to the filed Employment Agreement.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

See Item 1.02 above for a description of Dr. Kasten’s agreement to resign his employment with SIGA, effective the earlier of April, 30 2006 or Dr. Kasten’s obtaining new employment, which is incorporated by reference in this Item 5.02.

Effective immediately upon the expiration of the Remaining Tenure, Thomas N. Konatich (“Konatich”), currently SIGA’s Chief Financial Officer, will be appointed to serve in an additional capacity as Acting

Chief Executive Officer of SIGA until such point as the board of directors of SIGA shall select a permanent Chief Executive Officer. Additional information about Konatich and his employment agreement with SIGA is incorporated by reference from SIGA’s Definitive Proxy Statement on Schedule 14A filed on April 29, 2005 and Annual Report on Form 10-K filed on March 29, 2006.

On April 3, 2006, SIGA issued a press release announcing Dr. Kasten’s agreement to resign his employment with SIGA and Konatich’s designation to replace Dr. Kasten as Acting Chief Executive Officer. A copy of the press release is attached hereto as Exhibit 99.1, which is incorporated by reference in this Item 5.02.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits

Exhibit No.	Description
10.1	Separation Agreement between SIGA and Dr. Bernard Kasten, dated March 31, 2006.

99.1	Press Release dated April 3, 2006

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIGA TECHNOLOGIES, INC.

By: /s/ Thomas N. Konatich
   Name: Thomas N. Konatich
   Title:   Chief Financial Officer

Date: April 3, 2006